NEITHER THE ISSUANCE AND SALE OF THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (II) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THIS NOTE.  ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE.  THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO THIS NOTE.

uBUY2GIVE, INC.

10% CONVERTIBLE PROMISSORY NOTE

Issuance Date: August 2, 2012	Principal Amount: U.S. $50,000

FOR VALUE RECEIVED, uBuy2Give, Inc. a Nevada corporation (the "Company"), hereby promises to pay to Dynastar Holdings, Inc. or registered assigns ("Holder") the amount set out above as the Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the "Principal") when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest at the rate of 10.00% per annum ("Interest") from the date set out above as the Issuance Date (the "Issuance Date") until the same becomes due and payable on the Maturity Date.

1.          PAYMENTS OF PRINCIPAL AND INTEREST; MATURITY.  Payment in full of all unpaid Principal and all accrued and unpaid Interest is due no later than November 2, 2012 (the "Maturity Date"), unless this Note is repaid earlier in accordance with Section 2 herein or forgiven and surrendered in accordance with Section 3 herein; provided, however, that the Company and Holder of this Note may mutually agree to extend the term of the Note beyond the Maturity Date.

2.          PREPAYMENT. The Company and the Holder understand and agree that the Principal and any accrued Interest may be prepaid by the Company at any time without penalty.

3.          FORGIVENESS. upon the initial closing (the “Closing”) of the acquisition by the Holder of substantially all of the assets of the Company pursuant to that certain binding offer letter dated July 23, 2012 by and between the Company and the Holder, the Principal and accrued Interest to the date of the Closing shall be forgiven by the Holder and this Note shall be returned to the Company for cancellation.

4.          EVENT OF DEFAULT. Failure by the Company to make payment pursuant to Section 1 hereof shall constitute an event of default ("Event of Default"). In an Event of Default, the Holder shall be entitled to all legal remedies available to it to pursue collections, and the Company shall bear all reasonable costs of collection, including but not limited to necessary attorneys’ fees.

5.          NO WAIVER. No failure or delay by the Holder in exercising any right, power or privilege under this Note shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law. No course of dealing between the Company and the Holder shall operate as a waiver of any rights by the Holder.

6.    NOTICES; PAYMENTS.

(a)          Notices.  All notices or other communications which are required or permitted under this Note shall be in writing and shall be sufficient if transmitted by hand delivery, by facsimile transmission, by registered or certified mail, postage pre-paid, by electronic mail, or by nationally recognized overnight courier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered (i) if transmitted by hand delivery, as of the date delivered, (ii) if transmitted by facsimile or electronic mail, as of the date so transmitted with an automated confirmation of delivery, (iii) if transmitted by nationally recognized overnight courier, as of the Business Day (as defined below) immediately following the date of delivery to the carrier, and (iv) if transmitted by registered or certified mail, postage pre-paid, on the fifth Business Day following posting with the U.S. Postal Service:

If to the Company to:

uBuy2Give, Inc.

90 Grove Street, Suite 3

Ridgefield, CT 06877

If to the Holder to:

Dynastar Holdings, Inc.

1311 Herr Lane, Suite 205

Louisville, KY 40222

Unless a specific notice is otherwise required under this Note, the Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.

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(b)          Payments.  Except as otherwise provided in this Note, whenever any payment of cash is to be made by the Company to the Holder, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to the Holder at the address noted in paragraph (a) above; provided that the Holder may elect to receive a payment via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder's wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. For the purposes of this Section 7, the term "Business Day" means any day of the year other than a Saturday, a Sunday or a day on which the U.S. Securities and Exchange Commission is required or authorized to close.

7.          TRANSFER.  The Holder acknowledges and agrees that this Note may only be offered, sold, assigned or transferred by the Holder if consented to in writing by the Company.

8.          CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings in this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

9.          SEVERABILITY. In the event that one or more of the provisions of this Note shall for any reasons be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

10.         GOVERNING LAW. This Note and the rights and obligations of the Company and the Holder shall be governed by and construed in accordance with the laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

uBUY2GIVE, INC.

By
Name:
Title:	Chief Executive Officer

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